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Exhibit 10.32

Form of Employment Agreement

        This Employment Agreement dated as of March 8, 2002 (the "Agreement"), is made by and between Specialtysemi, Inc., a Delaware corporation (together with any successor thereto, the "Company") and                        (the "Executive").

RECITALS

A.
It is the desire of the Company to assure itself of the services of the Executive by engaging the Executive to perform services under the terms hereof.

B.
The Executive desires to provide services to the Company on the terms herein provided.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1.     Certain Definitions.

  (a)
  "Annual Base Salary" shall have the meaning set forth in Section 3(a).

  (b)
  "Board" shall mean the Board of Directors of the Company.

  (c)
  The Company shall have "Cause" to terminate the Executive's employment hereunder upon:

  (i)
  the Board's objective and factual determination that the Executive failed to substantially perform the duties listed in Section 2(c) (other than any such failure resulting from the Executive's Disability) which is not remedied within 30 days after receipt of written notice from the Company specifying such failure;

  (ii)
  the Board's determination that the Executive failed to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board consistent with the terms of this Agreement, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure;

  (iii)
  the Executive's conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude;

  (iv)
  the Executive's unlawful use (including being under the influence) or possession of illegal drugs on the Company's premises or while performing the Executive's duties and responsibilities under this Agreement; or

  (v)
  the Executive's commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company.

  (d)
  "Company" shall have the meaning set forth in the preamble hereto.

  (e)
  "Compensation Committee" means the Compensation Committee of the Board.

  (f)
  "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death; (ii) if the Executive's employment is terminated pursuant to Section 4(a)(ii) - (vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4(b), whichever is earlier.

  (g)
  "Disability" shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company's employees "disability" as defined in such long-term disability plan for the purpose of determining a participant's eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, "Disability" shall refer that definition of disability which, if the Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether the Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, Disability shall mean the Executive's inability to perform, with reasonable accommodation, the essential functions of his position hereunder for a minimum of three consecutive months during any six (6) month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative, such agreement as to acceptability not to be unreasonably withheld or delayed. Any refusal by the Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of the Executive's Disability.

  (h)
  "Executive" shall have the meaning set forth in the preamble hereto.

  (i)
  "Executive Bonus Plan" shall mean the bonus plan to be developed by the Compensation Committee.

  (j)
  (i)    The Executive shall have "Good Reason" to resign his employment upon the occurrence of any of the following:

              (A)  failure of the Company to continue the Executive in the position of                        ;

              (B)  a material and substantial diminution in the nature or scope of the Executive's responsibilities, duties or authority;

              (C)  failure of the Company to make any payment or provide any benefit under this Agreement;

              (D)  the Company's material breach of this Agreement; or

              (E)  the relocation of the Executive's principal place of work to a location that is in excess of 35 miles from the Executive's current place of work.

    (ii)
    The Executive may not resign his employment for Good Reason unless:

              (A)  the Executive provided the Company with at least 30 days prior written notice of his intent to resign for Good Reason; and

              (B)  the Company has not remedied the alleged violation(s) within the 30-day period.

  (k)
  "Inventions" shall the meaning set forth in Section 8.

  (l)
  "Notice of Termination" shall have the meaning set forth in Section 4(b).

  (m)
  "Term" shall have the meaning set forth in Section 2(b).

2.     Employment.

  (a)
  The Company shall employ the Executive and the Executive shall enter the employ of the Company, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.

  (b)
  The term of employment under this Agreement (the "Term") shall be for the period beginning on the first day of employment and ending on the second anniversary of employment, unless earlier terminated as provided in Section 4.

  (c)
  Position and Duties. The Executive shall serve as                        of the Company with such customary responsibilities, duties and authority as may from time to time be assigned to the Executive by the                        . The Executive shall report to the                        . The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company. The Executive agrees to observe and comply with the Company's rules and policies as adopted by the Company from time to time. During the Term, it shall not be a violation of this Agreement for the Executive to (i) serve on industry trade, civic or charitable boards or committees; (ii) deliver lectures or fulfill speaking engagements; or (iii) manage personal investments, as long as such activities do not interfere with the performance of the Executive's duties and responsibilities as an employee of the Company. During his employment and for the 12-month period following his employment with the Company, the Executive agrees not to disparage in any material respect the Company, any of its products or practices, or any of its directors, officers, agents, representatives, stockholders or affiliates, either orally or in writing.

3.     Compensation and Related Matters.

  (a)
  Annual Base Salary. During the Term, the Executive shall receive a base salary at a rate of                        per annum, which shall be paid in accordance with the customary payroll practices of the Company, subject to any subsequent increase determined by the Compensation Committee (the "Annual Base Salary").

  (b)
  Annual Retention Bonus. In addition to Employee's base compensation, Employee may also earn an Annual Retention Bonus, which is based upon Employee's completion of annual periods of continuous employment. The Annual Retention Bonus is intended as an inducement to Employee to remain continuously employed, and as consideration for the continuity of Employee's performance through the end of the retention periods, rather than for the day-to-day performance of his duties. Accordingly, Employee acknowledges and agrees that the Annual Retention Bonus is not a component of Employee's annual salary. Employee further acknowledges and agrees that the Annual Retention Bonus for Employee's first year is not earned, accrued or vested on any pro rata or other partial basis unless and until he has been actively and continuously employed by the Company through the one-year anniversary date of Employee's starting date with the Company. Employee similarly acknowledges and agrees that the Annual Retention Bonus for Employee's second year is not earned, accrued or vested on any pro rata or other partial basis unless and until he has been actively and continuously employed by the Company through the two-year anniversary date of Employee's starting date with the Company.

    Payments of the Annual Retention Bonus will be made to Employee in two separate advance payments, the first within 15 days of Employee's starting date with the Company, and the second within 15 days of Employee's first anniversary date with the Company. Each advance payment will be in the amount of                        , less required state and federal tax deductions.

    Should Employee terminate his employment without good reason, or be terminated at any time by the Company for cause before the one-year anniversary of his employment, Employee agrees to repay in full the first advance payment made to him by the Company. In addition, should Employee terminate his employment without good reason, after the one-year anniversary but before the two-year anniversary of his employment, Employee agrees to repay in full the second advance payment made to him by the Company. Employee further agrees to execute on the date of such termination an agreement authorizing the Company to deduct from his final paycheck any amounts necessary to effect full and complete repayment of any advances against any portion of the Annual Retention Bonus.

  (c)
  Annual Bonus. The Executive shall be eligible to receive a bonus of between 0 and                        of the sum of his Annual Base Salary plus his Annual Retention Bonus if the Executive satisfies the performance targets and other criteria set forth in the Executive Bonus Plan.

  (d)
  Equity/Membership Arrangement. During the Term, the Executive shall be entitled to participate in an equity or membership arrangement (including any stock appreciation rights program) developed by the Compensation Committee. The Compensation Committee shall determine the number of units, options or shares to be provided to the Executive.

  (e)
  Benefits. The Executive shall be entitled to participate in employee benefit plans, programs and arrangements of the Company now (or, to the extent determined by the Board, hereafter) in effect which are applicable to the senior officers of the Company.

  (f)
  Vacation. During the Term, the Executive shall be entitled to the number of weeks paid vacation that the Executive was entitled to receive from Conexant Systems, Inc. as of January 1, 2002. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive.

  (g)
  Expenses. The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company in accordance with the Company's expense reimbursement policy.

  (h)
  Key Person Insurance. At any time during the Term, the Company shall have the right to insure the life of the Executive for the Company's sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. The Executive shall cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier. The Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

  (i)
  Club Membership. During the Term, the Executive shall be entitled to reimbursement for costs associated with membership at an airline club of the Executive's choosing. The Executive's selection of an airline club shall be subject to the Company's approval, which approval shall not be unreasonably withheld. The airline club membership shall be in the Company's name, and the Company shall pay any initiation fee, annual dues and other non-meal assessments associated with the membership.

4.     Termination.

        The Executive's employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

  (a)
  Circumstances.

  (i)
  Death. The Executive's employment hereunder shall terminate upon his death.

  (ii)
  Disability. If the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive's employment. In that event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties.

  (iii)
  Termination for Cause. The Company may terminate the Executive's employment for Cause.

    (iv)
    Termination without Cause. The Company may terminate the Executive's employment without Cause.

    (v)
    Resignation for Good Reason. The Executive may resign his employment for Good Reason.

    (vi)
    Resignation without Good Reason. The Executive may resign his employment without Good Reason.

  (b)
  Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive under this Section 4 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and specifying a Date of Termination which, if submitted by the Executive, shall be at least 30 days following the date of such notice (a "Notice of Termination") provided, however, that the Company may, in its sole discretion, change the Date of Termination to any date following the Company's receipt of the Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion provided that the Company will pay for the employee for the balance of the 30-day notice period. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

  (c)
  Company obligations upon termination. Upon termination of the Executive's employment, the Executive (or the Executive's estate) shall be entitled to receive the sum of the Executive's Annual Base Salary through the Date of Termination not theretofore paid, one hundred percent (100%) of the Executive's Pro rata Annual Bonus Target through the Date of Termination, any expenses owed to the Executive under Section 3(f), any accrued vacation pay owed to the Executive pursuant to Section 3(e), and any amount arising from the Executive's participation in, or benefits under any employee benefit plans, programs or arrangements under Section 3(d), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

  (d)
  Employee obligations upon Employee's termination without Good Reason. In exchange for and in consideration of the entire Agreement, including the Company's agreement to offer the Executive severance as provided in 5(a), 5(b) and 5(c) of this Agreement, Executive agrees that in the event he terminates his employment without Good Reason (as defined herein), during the two years following the Effective Date of (the "Agreement") (the "Term") he will owe and will pay the Company the lesser of

  (i)
  fifty percent (50%) of the gross amount of severance that he would have received under this Agreement in the event he had been terminated without Cause or resigned for Good Reason during the Term; or

  (ii)
  an amount equal to                        plus the gross proceeds of all SAR exercises throughout the life of the SAR program.

5.     Severance Payments.

  (a)
  Termination upon death. If the Executive's employment shall terminate as a result of the Executive's death pursuant to Section 4(a)(i) , the Company shall pay to the Executive's estate one hundred percent (100%) of the Executive's Pro rata Annual Bonus Target through the Date of Termination, and ensure that all vested units or vested options issued under any equity or membership arrangement described in Section 3(c) shall be exercisable following the Date of Termination in accordance with the terms of the governing plan.

  (b)
  Termination upon Disability. If the Executive's employment shall terminate as a result of the Executive's Disability pursuant to Section 4(a)(ii) , the Company shall:

  (i)
  pay to the Executive in accordance with the Company's regular payroll practice following the Date of Termination, an amount equal to the Annual Base Salary that the Executive would have been entitled to receive if the Executive had continued his employment for a period of                        following the Date of Termination; and

  (ii)
  pay to the Executive one hundred percent (100%) of the Executive's Pro rate Target Annual Bonus through the date of disability; and

  (iii)
  ensure that all vested units or vested options issued under any equity or membership arrangement described in Section 3(c) shall be exercisable following the Date of Termination in accordance with the terms of the governing plan.

  (c)
  Termination without Cause or resignation for Good Reason. If the Executive's employment shall terminate without Cause pursuant to Section 4 (a)(iv) or for Good Reason pursuant to Section 4(a)(v), the Company shall:

  (i)
  pay to the Executive, in accordance with the Company's regular bi-weekly payroll practice following the Date of Termination, an amount equal to that portion of the sum of the Annual Base Salary rate plus the Annual Retention Bonus that the Executive would have been entitled to receive if the Executive had continued his employment hereunder for a period of                         following the Date of Termination; and

  (ii)
  continue coverage for the Executive and any dependents under all Company group health benefit plans in which the Executive and any dependents were entitled to participate immediately prior to the Date of Termination for                        following the Date of Termination, to the extent permitted thereunder; and

  (iii)
  pay to the Executive                        the Executive's Target Annual Bonus payable each year at the time other Executive bonuses are normally paid; and

  (iv)
  ensure that all units or options issued under any equity or membership arrangement described in Section 3(c) shall be exercisable in accordance with the terms of the governing plan throughout the severance period.

  (d)
  Termination for Cause or resignation without Good Reason. Other than the termination obligations set forth in 4(c), there will be no other payments or benefits due.

  (e)
  Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto, which shall have accrued prior to such expiration or termination.

  (f)
  Mitigation of damages. In the event of any termination of the Executive's employment by the Company, any income earned by the Executive from other employment or self-employment shall be offset against any obligation of the Company to the Executive under this Agreement.

6.     Competition.

  (a)
  The Executive shall not, at any time during the Term or during the 12-month period following the later of the expiration of the Term or the Date of Termination directly or indirectly engage in, have any equity interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) whose business or business unit is a direct competitor of the Company, i.e. Wafer Foundry, anywhere in the world provided, however, that the Executive shall be permitted to acquire a passive stock or equity interest in such a business provided the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business.

  (b)
  During the Term or during the term set forth in Section 6(a) whichever is longer, the Executive will not, and will not permit any of his affiliates to, directly or indirectly, recruit or otherwise solicit or induce any employee, customer, subscriber or supplier of the Company to terminate its employment or arrangement with the Company, otherwise change its relationship with the Company, or establish any relationship with the Executive or any of his affiliates for any business purpose deemed competitive with the business of the Company.

  (c)
  In the event the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

  (d)
  As used in this Section 6, the term "Company" shall include the Company, its parent, related entities, and any of its direct or indirect subsidiaries.

7.     Nondisclosure of Proprietary Information.

  (a)
  Except as required in the faithful performance of the Executive's duties hereunder or pursuant to Section 7(c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company's operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

  (b)
  Upon termination of the Executive's employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company's customers, business plans, marketing strategies, products or processes.

  (c)
  The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.

  (d)
  As used in this Section 7, the term "Company" shall include the Company, its parent, related entities, and any of its direct or indirect subsidiaries.

8.     Inventions.

        All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the Company's business, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Executive may discover, invent or originate during his employment with the Company the Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company ("Inventions"), shall be the exclusive property of the Company. The Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its rights therein, and shall assist the Company, at the Company's expense, in obtaining, defending and enforcing the Company's rights therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Inventions.

9.     Injunctive Relief.

        It is recognized and acknowledged by the Executive that a breach of the covenants contained in Sections 6, 7 and 8 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 6, 7 and 8, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

10.   Assignment and Successors.

        The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. The Executive may not assign his rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

11.   Governing Law.

        This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the state of California, without reference to the principles of conflicts of law of California or any other jurisdiction, and where applicable, the laws of the United States.

12.   Validity.

        The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.   Notices.

        Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:

  (a)
  If to the Company:

  with a copy to:

  The Carlyle Group
  Bank of America Plaza, 25th Floor
  101 Tryon Street
  Charlotte, N.C. 28280
  Fax: (704) 632-0299
  Attn: Todd R. Newnam

  and a copy to:

  Latham & Watkins
  555 Eleventh Street, N.W.
  10th Floor
  Washington, D.C. 20004
  Fax: (202) 637-2201
  Attn: Daniel T. Lennon

  (b)
  If to the Executive:

        or at any other address as any party shall have specified by notice in writing to the other party.

14.   Counterparts.

        This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

15.   Entire Agreement.

        The terms of this Agreement and the other agreements and instruments contemplated hereby or referred to herein (collectively the "Related Agreements") are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement and the Related Agreements shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement and the Related Agreements.

16.   Amendments; Waivers.

        This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

17.   No Inconsistent Actions.

        The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

18.   Construction.

        This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) "and" and "or" are each used both conjunctively and disjunctively; (c) "any," "all," "each," or "every" means "any and all," and "each and every"; (d) "includes" and "including" are each "without limitation"; (e) "herein," "hereof," "hereunder" and other similar compounds of the word "here" refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

19.   Arbitration.

        Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before an arbitrator in [Newport Beach, California] in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction, provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 6, 7 or 8 of the Agreement and the Executive hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond. Only individuals who are (i) lawyers engaged fulltime in the practice of law; and (ii) on the AAA register of arbitrators shall be selected as an arbitrator. Within 20 days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable, provided however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration. The arbitrator shall require the non-prevailing party to pay the arbitrator's full fees and expenses or, if in the arbitrator's opinion there is no prevailing party, the arbitrator's fees and expenses will be borne equally by the parties thereto. In the event action is brought to enforce the provisions of this Agreement pursuant to this Section 19, the non-prevailing parties shall be required to pay the reasonable attorney's fees and expenses of the prevailing parties, except that if in the opinion of the court or arbitrator deciding such action there is no prevailing party, each party shall pay its own attorney's fees and expenses.

20.   Enforcement.

        If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

21.   Withholding.

        The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

22.   Employee Acknowledgement.

        The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

COMPANY
By:	Name: Title:
EXECUTIVE
By:	Name:

Jazz Semiconductor, Inc.
Schedule of Employment Agreements

Section Reference	Agreement for Mark Becker	Agreement for Paul Kempf	Agreement for Shu Li*	Agreement for Daniel Lynch	Agreement for Scott Silcock	Agreement for Theodore Zhu
First Paragraph	Mark Becker	Paul Kempf	Shu Li	Daniel Lynch	Scott Silcock	Theodore Zhu
1(j)(i)(A) and 2(c) - 1st blank	Vice President and Chief Financial Officer	Vice President and Chief Technology Officer	Chief Executive Officer	Vice President — Human Resources	Vice President — Manufacturing	Vice President — Strategy and Business Development
2(c) - 2nd blank and 2(c) - 3rd blank	Chief Executive Officer	Chief Executive Officer	Board	Chief Executive Officer	Chief Executive Officer	Chief Executive Officer
3(a)	$200,000	$205,555	$325,000	$153,000	$155,000	$160,000
3(b)	$30,000	$19,445	$75,000	$22,000	$30,000	$25,000
3(c)	100% (50% Target)	100% (50% Target)	150% (target of 75%)	100% (50% Target)	100% (50% Target)	100% (50% Target)
4(d)(ii)	$160,000	$75,000	$350,000	$50,000	$40,000	$50,000
5(b)(i)	six (6) months	six (6) months	one (1) year	six (6) months	six (6) months	six (6) months
5(c)(i) and 5(c)(ii)	one (1) year	one (1) year	two (2) years	one (1) year	one (1) year	one (1) year
5(c)(iii)	one (1) time	one (1) time	two (2) times	one (1) time	one (1) time	one (1) time
Company signature block	\s\ SHU LI Shu Li, CEO, Specialtysemi, Inc.	\s\ SHU LI Shu Li, CEO, Specialtysemi, Inc.	\s\ BRADLEY W. YATES, SR. Bradley W. Yates, Sr. Vice President, Human Resources, Conexant	\s\ SHU LI Shu Li, CEO, Specialtysemi, Inc.	\s\ SHU LI Shu Li, CEO, Specialtysemi, Inc.	\s\ SHU LI Shu Li, CEO, Specialtysemi, Inc.
Executive signature block	\s\ MARK BECKER Mark Becker	\s\ PAUL KEMPF Paul Kempf	\s\ SHU LI Shu Li	\s\ DANIEL LYNCH Daniel Lynch	\s\ SCOTT SILCOCK Scott Silcock	\s\ THEODORE ZHU Theodore Zhu
*
Agreement for Shu Li also contains the following Section 5(g):

(g)
Reduction in payments. Notwithstanding any other provision of this Agreement, if any payment or benefit from the Company would be subject to the Excise Tax, the Executive shall (or if he does not, the Company shall) designate which payments or benefits or portion thereof shall be reduced to the extent necessary so that no portion thereof shall be subject to Code Section 4999; but only if, by reason of such reduction, the Net After Tax Benefit is greater than the Net After Tax Benefit that would exist if the reduction were not made, all as determined by an accounting firm selected by the Company subject to the approval of the Executive (such approval not to be withheld unreasonably).

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  Exhibit 10.32
Form of Employment Agreement